Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No 333-173864) of CNL Lifestyle Properties, Inc. of our report dated January 10, 2011, with respect to the consolidated financial statements of Sunrise Third Senior Living Holdings, LLC, for the years ended December 31, 2008 and 2007, included in this Current Report on Form 8-K/A.

/s/ Baker Tilly Virchow Krause, LLP

Tyson’s Corner, Virginia

October 11, 2011